Exhibit 99.1





Gulf & Orient Steamship Company, Ltd.
601 South State Street
Salt Lake City, Utah 84111

OTC Stock Transfer
231 East 2100 South, Suite #F
Salt Lake City, Utah 84115

Re: Conditions to quotations on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD") of the common stock of Gulf & Orient Steamship Corporation Ltd., a Delaware corporation (the "Company"), and related instructions to OTC Stock Transfer ("OTC")

Dear Ladies and Gentlemen:

In consideration of the Company agreeing to file a Registration
Statement with the United States Securities and Exchange Commission covering the resale of the "restricted securities" outlined below at no cost to the undersigned persons within a reasonable time and not later than June 30, 2004, and to pursue the effectiveness of such Registration Statement with the Company's "best efforts," and to comply with the so-called "Wulff Letter" of Richard K. Wulff, Chief, Office of Small Business Offering, United States Securities and Exchange Commission, under date of January 21, 2000, that was written to Ken Worm, Assistant Director of the NASD's OTC Compliance Unit in response to Mr. Worm's inquiry to Mr. Wulff regarding companies that may be deemed to be "blank check" companies, the undersigned persons agree as follows:

     (1) That the following stock certificates and the shares of common stock of the Company represented thereby shall not be publicly sold unless and until: (i) there is a Registration Statement filed with the United States Securities and Exchange Commission covering these stock certificates and the shares of common stock represented thereby, which has become effective; or (ii) the United States Securities and Exchange Commission provides a "no action" letter which indicates that registration prior to resale of these stock certificates and the shares of common stock of the Company represented thereby is not required under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), as there is an available exemption for the resale of these securities by the undersigned; or (iii) there is a finding by a United States District Court having original jurisdiction or a state court having concurrent jurisdiction regarding the Securities Act, to the effect that these stock certificates and the shares of common stock represented thereby can be resold by the undersigned persons or their successors without registration under the Securities Act.

     (2) The undersigned persons agree and do hereby advise OTC, the transfer and registrar for the common stock of the Company and the addressees of this Letter Agreement that OTC is hereby authorized to place a restriction on the stock certificates referred herein below on their presentation, reflecting the terms and conditions of this Letter Agreement, and that OTC shall make appropriate notations in the transfer records maintained for and on behalf of the Company to the effect that the following stock certificates have "stop transfer" instructions until one of the foregoing conditions has been met.

     (3) The undersigned shall promptly courier to OTC the following stock certificates for the imprinting of an appropriate legend reflecting this Letter Agreement. The stock certificates subject to this Letter Agreement are as follows:

                                  Stock          Number of
Name and Address              Certificate No.     Shares

Vincent C. Lombardi               1013            766,975
755 East Greg Street #25
Sparks, Nevada 89431

Michael Vardakis                  1012            762,475
601 South State Street
Salt Lake City, Utah 84111



Date: 11/4/03                      /s/Vincent C. Lombardi
                                   Vincent C. Lombardi


Date: 10/31/2003                   /s/Michael Vardakis
                                   Michael Vardakis

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